Exhibit 5.1

June 18, 2024

iPower Inc.

8798 9th Street

Rancho Cucamonga, CA 91730

Re:	Prospectus Supplement Dated, June 18, 2024

Ladies and Gentlemen:

We have acted as United States counsel to iPower Inc., a Nevada corporation (the “Corporation”), in connection with the issuance and sale by the Corporation of 2,083,334 shares (the “Common Shares”) of common stock of the Corporation, par value $0.001 per share (the “Common Stock”), which were sold to an investor in a direct offering, at a purchase price of $2.40 per share, pursuant to the terms and subject to the conditions of a securities purchase agreement, dated June 16, 2024, between the Corporation and the purchasers named therein. The Common Shares sold were as described in the Corporation’s Registration Statement on Form S-3 (File No. 333-274665) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Registration Statement”). The base prospectus (the “Base Prospectus”) formed as part of the Registration Statement was filed on September 25, 2023, and was declared effective by the Commission on September 29, 2023.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Based on and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized by all necessary corporate action on the part of the Corporation, and, upon issuance, delivery and payment therefor in the manner contemplated in the prospectus supplement, dated June 17, 2024, will be validly issued, fully paid and non-assessable.

(a) Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinions set forth in above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

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(c) Our opinions above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York (ii) waivers by the Corporation of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Corporation to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes as concerns the laws governing corporation and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction. The opinions herein are limited to the laws, rules and regulations as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Dorsey & Whitney LLP

MJP:AEW

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